Exhibit 3.301
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 11/09/1998
981431099 — 2964591
CERTIFICATE OF LIMITED PARTNERSHIP
OF
SAN ANGELO HOSPITAL, L.P.
This Certificate of Limited Partnership of San Angelo Hospital, L.P. (the “Partnership”), dated as of October 30, 1998, is being executed and filed by San Angelo Community Medical Center, LLC, as sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.
1. Name. The name of the limited partnership formed hereby is San Angelo Hospital, L.P.
2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.
3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.
4. General Partner. The name and the business address of the sole general partner of the Partnership is:
San Angelo Community Medical Center, LLC
c/o Columbia/HCA Healthcare Corporation
One Park Plaza
P.O. Box 550
Nashville, Tennessee 37202-0550
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.
SAN ANGELO COMMUNITY MEDICAL CENTER, LLC
/s/ John M. Franck II
John M. Franck II
Vice President